UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2019

RETROPHIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36257	27-4842691
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3721 Valley Centre Drive, Suite 200 San Diego, CA		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (760)-260-8600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)        On July 26, 2018, Retrophin, Inc. (the “Company”) announced that Stephen Aselage, the Company’s former Chief Executive Officer, planned to retire, with the effective date of his retirement being the start date of employment of a successor Chief Executive Officer (the “Retirement Date”). Effective January 4, 2019, the Company hired Eric Dube, Ph.D. as the Company’s President and Chief Executive Officer, replacing Mr. Aselage. Mr. Aselage will continue to serve as a member of the Company’s Board of Directors (the “Board”). Mr. Aselage has been requested to continue on the Board due to his pharmaceutical business experience, including commercialization expertise, leadership experience and depth of understanding of the Company’s business.

In connection with Mr. Aselage’s retirement and in consideration for providing transition services on an as-needed basis, the Company and Mr. Aselage entered into a Retirement Agreement (the “Retirement Agreement”), that modifies certain provisions of the Employment Agreement between the Company and Mr. Aselage, dated March 2, 2015, as amended on April 11, 2017 (the “Prior CEO Agreement”). Pursuant to the Retirement Agreement, Mr. Aselage will receive the benefits set forth in Section 6.5(b)(i), Section 6.5(b)(ii) and Section 6.5(c)(i) of the Prior CEO Agreement, and will remain eligible to receive an annual incentive bonus payment for 2018. In addition, the Retirement Agreement provides that, in the event Mr. Aselage ceases to serve as a member of the Board prior to the 18-month anniversary of the Retirement Date, (i) all outstanding stock awards with time-based vesting held by Mr. Aselage on the Retirement Date will be accelerated such that the amount of shares vested under such stock awards will equal that number of shares that would have been vested if Mr. Aselage had continued to render continuous service to the Company for the 18 months immediately following the Retirement Date, and (ii) all outstanding stock awards with performance-based vesting held by Mr. Aselage for which the relevant performance period ends within the 18-month period following the Retirement Date shall remain eligible for vesting during such 18-month period as though Mr. Aselage had continued to render continuous service to the Company throughout such period, and such stock awards shall vest (if applicable) based on actual performance during such performance period. As a condition to the benefits provided for in the Retirement Agreement, Mr. Aselage has agreed to execute a general release of claims against the Company.

The foregoing description of the terms of the Retirement Agreement is qualified in its entirety by reference to the Retirement Agreement, which will be filed by the Company as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2018.

(c)        Effective January 4, 2019, the Company hired Dr. Dube, age 46, as the Company’s President and Chief Executive Officer. A copy of the press release announcing the hiring of Dr. Dube is attached hereto as Exhibit 99.1.

Prior to his employment with the Company, Dr. Dube served as the Head, North America of Viiv Healthcare Limited, a pharmaceuticals company, since January 2018. From June 2015 to December 2017, Dr. Dube served as Sr. Vice President and Head, Global Respiratory Franchise of GlaxoSmithKline Pharmaceuticals plc (“GSK”), a pharmaceutical company. From February 2013 to May 2015, Dr. Dube served as Senior Vice President and Business Unit Head, Respiratory Japan of GSK. Prior to that, Dr. Dube held senior leadership roles at GSK in Strategy, Planning & Operations, Oncology, Managed Markets and Marketing, and earlier in his career held other positions of increasing responsibility at GSK. Dr. Dube holds a B.S. from Santa Clara University and a M.A. and Ph.D. from Cornell University.

In connection with Dr. Dube’s hiring as the Company’s President and Chief Executive Officer, the Company and Dr. Dube entered into an Employment Agreement (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Dr. Dube will receive an initial base salary of $625,000 per year, subject to annual adjustment, plus a discretionary annual bonus with a bonus target currently set at 60% of his base salary. Dr. Dube was granted a stock option to purchase up to 400,000 shares of the Company’s common stock (the “Option”), one-fourth of which will vest on the one-year anniversary of the grant date and remaining three-fourths of which will vest over the following three years in equal monthly installments. The Option has an exercise price equal to the closing price of the Company’s common stock on the date of grant. Dr. Dube was granted a restricted stock unit award covering 50,000 shares of the Company’s common stock (the “Performance RSU Award”), which will vest upon the Company’s achievement of specified regulatory and clinical development milestones; provided, however, that no portion of the Performance RSU Award shall vest prior to the one-year anniversary of the grant date. Dr. Dube was also granted a restricted stock unit award covering 50,000 shares of the Company’s common stock (the “Time-Based RSU Award”), one-fourth of which will vest on each anniversary of the grant date. The Option, Performance RSU Award and Time-Based RSU Award are subject to the terms of the Company’s 2018 Equity Incentive Plan, but were granted outside of the 2018 Equity Incentive Plan. Dr. Dube is also entitled to receive a one-time cash inducement advance in the amount of $100,000, which will be deemed fully earned when Dr. Dube completes two full years of employment with the

Company, and Dr. Dube will be reimbursed for relocation expenses pursuant to the Company’s Relocation Policy, and will receive health care coverage under the Company’s medical, vision and dental plans, and can participate in the Company’s 401(k) Plan. The Company will also enter into an indemnification agreement with Dr. Dube.

While Dr. Dube will be employed on an at-will basis, the Employment Agreement provides that in the event of his termination by the Company without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Dube will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 1.5, paid in equal installments over a period of 18 months, (ii) payment of the cost of COBRA coverage for a period of up to 18 months and (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Dr. Dube had continued to render services to the Company for 18 months following his separation from service. Additionally, in connection with a change in control of the Company, if Dr. Dube’s employment with the Company is terminated without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Dube will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 2, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 24 months and (iii) acceleration of the vesting of all outstanding stock awards such that all outstanding stock awards become fully vested.

The foregoing description of the terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which will be filed by the Company as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2018.

(d)        On January 2, 2019, the Board approved an increase to the size of the Board from eight to nine directors and appointed Dr. Dube to serve as a director of the Company, effective January 4, 2019.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of the Company dated January 3, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.

Date: January 4, 2019	By:	/s/ Laura Clague
Laura Clague Chief Financial Officer